EXHIBIT 99.1

Aptose to Present CG-806 and APTO-253 Data at the 2020 ASH Annual Meeting

Abstracts Accepted for Presentation

SAN DIEGO and TORONTO, Nov. 04, 2020 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose”) (NASDAQ: APTO, TSX: APS), a clinical-stage company developing highly differentiated therapeutics targeting the underlying mechanisms of cancer, today announced that early clinical data, along with certain preclinical data, for CG-806, an oral, first-in-class FLT3 and BTK cluster selective kinase inhibitor, and early clinical data for APTO-253, a first-in-class small molecule MYC inhibitor, will be presented at the 62nd American Society of Hematology (ASH) Annual Meeting and Exposition, being held virtually Saturday, December 5 – Monday, December 7, 2020.

The abstracts accepted for presentation are listed below and can be viewed online at the ASH conference website. Note that the presentations will include additional data not found in the abstracts.

Poster Presentation Details

Abstract #1042: A Phase 1a/b Dose Escalation Study of the MYC Repressor Apto-253 in Patients with Relapsed or Refractory AML or High-Risk MDS
Poster Session Date & Time: Saturday, December 5, 2020, 7:00 a.m. - 3:30 p.m. PT
Session Name: 616. Acute Myeloid Leukemia: Novel Therapy, excluding Transplantation: Poster I

Abstract #1174: Pharmacologic Inhibition of B Cell-Receptor-Associated Kinases with CG-806 Induces Apoptosis and Metabolic Reprogramming in Aggressive Non-Hodgkin Lymphoma (NHL) Models
Poster Session Date & Time: Saturday, December 5, 2020, 7:00 a.m. - 3:30 p.m. PT
Session Name: 625. Lymphoma: Pre-Clinical—Chemotherapy and Biologic Agents: Poster I

Abstract #2228: A Phase 1 a/b Dose Escalation Study of the Mutation Agnostic BTK/FLT3 Inhibitor CG-806 in Patients with Relapsed or Refractory CLL/SLL or Non-Hodgkin’s Lymphomas
Poster Session Date & Time: Sunday, December 6, 2020, 7:00 a.m. - 3:30 p.m. PT
Session Name: 642. CLL: Therapy, excluding Transplantation: Poster II

The poster abstracts also will be published in the November supplemental issue of Blood, an ASH journal, available online.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing personalized therapies addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company has two clinical-stage investigational products for hematologic malignancies: CG-806, an oral, first-in-class mutation-agnostic FLT3/BTK kinase inhibitor, is in a Phase 1 trial in patients with relapsed or refractory B cell malignancies, including chronic lymphocytic leukemia (CLL), small lymphocytic lymphoma (SLL) and non-Hodgkin lymphoma (NHL), who have failed or are intolerant to standard therapies, and is in a separate Phase 1 trial in patients with relapsed or refractory acute myeloid leukemia (AML); APTO-253, the only known clinical stage agent that directly targets the MYC oncogene and suppresses its expression, is in a Phase 1b clinical trial for the treatment of patients with relapsed or refractory AML or high risk myelodysplastic syndrome (MDS).

For further information, please contact:

Aptose Biosciences Inc.	LifeSci Advisors, LLC
Greg Chow	Dan Ferry, Managing Director
Executive Vice President, CFO	617-535-7746
858-926-2730	Daniel@LifeSciAdvisors.com
gchow@aptose.com

SMP Communications
Susan Pietropaolo
201-923-2049
susan@smpcommunications.com